EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2008 accompanying the consolidated financial statements and schedule of Phoenix Footwear Group, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) included in the Annual Report on Form 10-K for the year ended December 29, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Phoenix Footwear Group, Inc. and subsidiaries on Form S-8 (File No. 333-139788, effective January 3, 2007, File No. 333-139789 effective January 3, 2007, File No. 333-117245, effective July 8, 2004, File No. 333-116391, effective June 10, 2004 and File No. 333-69066, effective September 7, 2001).

/s/ Grant Thornton LLP

Irvine, California

April 11, 2008